PROVIDENT FINANCIAL SERVICES, INC. ANNOUNCES MERGER CONSIDERATION ELECTION, ALLOCATION
AND PRORATION RESULTS FOR THE TEAM CAPITAL BANK ACQUISITION

ISELIN, NJ, June 3, 2014 / Globe Newswire-- Provident Financial Services, Inc. (NYSE: PFS) (“Provident”) today announced the results of elections made by stockholders of Team Capital Bank (“Team Capital”) as to the form of merger consideration to be received in the May 30, 2014 merger of Team Capital with and into The Provident Bank, the banking subsidiary of Provident.

Under the terms of the Agreement and Plan of Merger dated December 19, 2013, 75% of Team Capital common shares were to be converted into Provident common stock and the remaining 25% were to be converted into cash.  Team Capital’s stockholders were given the option to receive either 0.8575 shares of Provident common stock, $16.25 in cash, or a combination of Provident common stock and cash for each Team Capital common share owned, subject to proration to ensure that in the aggregate 75% of Team Capital shares would be converted into Provident common stock.

In accordance with the terms of the Agreement and Plan of Merger, and based upon the election results and allocation procedures:

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Team Capital stockholders who made a stock election for all or a portion of their shares of Team Capital common stock will receive 0.8575 shares of Provident common stock for each of their stock election shares.

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Since the cash merger consideration was oversubscribed, Team Capital stockholders who made a cash election for all or a portion of their shares of Team Capital common stock will receive approximately $9.5323 in cash and 0.3543 shares of Provident common stock for each of their shares of Team Capital common stock.

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Team Capital stockholders who did not make a valid election prior to 5:00 p.m. on May 23, 2014 will receive 0.8575 shares of Provident common stock for each of their shares of Team Capital common stock.

No fractional shares of Provident common stock shall be issued.  In lieu of such fractional shares, Provident will pay to each former holder of Team Capital common stock an amount in cash without interest, equal to $16.81.

Please call Registrar and Transfer Company at 1-800-368-5948, beginning on June 3, 2014, for information regarding individual allocation results.

About Provident

Provident Financial Services, Inc. is the holding company for The Provident Bank.  Originally established in 1839, The Provident Bank is a New Jersey-chartered capital stock savings bank headquartered in Jersey City, New Jersey.  The Bank now operates 87 full-service branches in Hudson, Bergen, Essex, Hunterdon, Mercer, Middlesex, Monmouth, Morris, Ocean, Passaic, Somerset, Union and Warren counties in New Jersey, as well as in Bucks, Lehigh and Northampton counties in Pennsylvania, after giving effect to the Team Capital merger.

This news release contains certain forward-looking statements about the merger of Team Capital with and into The Provident Bank.  Forward-looking statements can be identified by the fact that they include words like “believe”, “expect”, “anticipate”, “estimate”, and “intend” or future or conditional verbs such as “will”, “would”, “should”, “could”, or “may”.  Certain factors that could cause actual results to differ materially from expected results include legislative and regulatory changes and other factors disclosed by Provident in its periodic filings with the SEC.  Provident has no obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

CONTACT:
Leonard G. Gleason, SVP - Investor Relations
(732-590-9300) len.gleason@providentnj.com